UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2016

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of May 4, 2016, the Board of Directors (the “Board”) of ARIAD Pharmaceuticals, Inc. (“ARIAD” or the “Company”) approved an increase in the size of the Board from nine to eleven directors and appointed George W. Bickerstaff, III and Jules Haimovitz to fill the vacancies created by the increase in the size of the Board. Mr. Bickerstaff was appointed to serve as a Class 3 director, until the 2018 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement or removal. Mr. Haimovitz was appointed to serve as a Class 2 director, until the 2017 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement or removal.

Mr. Bickerstaff currently serves as a Managing Director of M.M. Dillon & Co., LLC, an investment banking firm, which he joined in 2005. Prior to joining M.M. Dillon & Co., LLC, Mr. Bickerstaff held various positions with Novartis International AG, a global leader in pharmaceuticals and consumer health, including Chief Financial Officer of Novartis Pharma AG from October 2000 to May 2005. From December 1999 to September 2000, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Workscape, Inc., a provider of employee-related information services. From July 1998 to December 1999, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Uniscribe Professional Services, Inc., a nationwide provider of paper and technology-based document management solutions. From January 1998 to June 1998, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Intellisource Group, Inc., a provider of information technology solutions to the federal, state and local governments and utility markets. From July 1997 to December 1997, Mr. Bickerstaff served as Vice President of Finance of Cognizant Corporation, a global business information services company. From January 1990 to June 1997, Mr. Bickerstaff served in various senior finance roles, including Chief Financial Officer of IMS Healthcare, a global business information services company in the healthcare and pharmaceutical industries. Prior to that, Mr. Bickerstaff held various finance, audit and engineering positions with the Dun & Bradstreet Corporation from 1985 to 1989 and General Electric Company from 1978 to 1985. Mr. Bickerstaff currently serves on the board of directors of CareDx, Inc., Cardax, Inc. and Viventia Biotechnologies, Inc. Mr. Bickerstaff’s non-profit activities include serving on the board of directors of the International Vaccine Institute, the International Centre for Missing and Exploited Children and the Center for Disease Dynamics, Economics & Policy. Mr. Bickerstaff received a Bachelor of Science degree in engineering and a Bachelor of Arts degree in business administration from Rutgers University in 1978.

Mr. Haimovitz currently serves as President of the Haimovitz Consulting Group, a private media consulting firm. From July 2002 until July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., a wholly-owned subsidiary. From July 1997 to February 1999, he served as President and Chief Operating Officer of King World Productions, Inc., a worldwide distributor of first-run programming. Mr. Haimovitz has also served in executive positions at Diva Systems Corporation, ITC Entertainment Group, Spelling Entertainment Inc. and Viacom Inc. Mr. Haimovitz previously served on the boards of Blockbuster, Dial Global Inc. (formerly Westwood One), Blucora (formerly Infospace), Orion Pictures Corporation, Lifetime and Video Jukebox Network Inc. Mr. Haimovitz also previously chaired the Audit Committee and the Strategic Planning Committee of ImClone Systems Incorporated through its sale to Eli Lily in 2008. Mr. Haimovitz holds a dual Bachelor of Arts degree in mathematics and communications, as well as a Master of Arts degree in mathematics, from Brooklyn College.

Mr. Bickerstaff and Mr. Haimovitz will each receive the same compensation and indemnification as the Company’s other non-employee directors, as described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 25, 2015. Upon their initial appointment to the Board, Mr. Bickerstaff and Mr. Haimovitz were each granted stock options to each purchase 75,000 shares of common stock. In addition, each of Mr. Bickerstaff and Mr. Haimovitz will be entitled to receive annual cash compensation of $70,000, pro-rated for partial service this year and, at each of their election, payable in restricted shares of common stock in lieu of cash, as well as annual equity grants on January 31 of each year consisting of stock options to purchase 25,000 shares of common stock and restricted stock units for 12,500 shares of common stock.

There are no arrangements or understandings between either of Mr. Bickerstaff or Mr. Haimovitz and any other person pursuant to which either of them were elected as a director, nor are there any transactions between either of Mr. Bickerstaff or Mr. Haimovitz and the Company that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

/s/ Manmeet S. Soni
Manmeet S. Soni
Executive Vice President,
Chief Financial Officer and Treasurer

Date: May 6, 2016